P-RILA-SCH-B-DCD(7/22)-NY 1 ANNUITY SCHEDULE PAGE ANNUITY NUMBER: [001-00001] ISSUE DATE: [September 1, 2022] TYPE OF BUSINESS: [Non-Qualified] BENEFICIAL OWNER: [John Doe DCD FBO Jack Doe] DATE OF BIRTH: [May 21,1975] SEX: [Male] KEY LIFE: [Jack Doe] DATE OF BIRTH: [October 21,1975] SEX: [Male] ALLOCATION OF INITIAL PURCHASE PAYMENT PURCHASE PAYMENT: [$100,000.00] MAXIMUM TOTAL PURCHASE PAYMENTS: [$1,000,000.00] without Home Office approval KEY LIFE: The Key Life is the person whose life expectancy is used to determine payments under this Annuity. BENEFICIAL OWNER: The individual that acquired an interest in the death benefit proceeds under the Decedent’s contract. INDEX STRATEGY ALLOCATION PERCENTAGE(S): [Point to Point with Cap Index Strategy [100%] [S&P 500® Index, Price Return] [ 1 Year] [$100,000.00] [15.00% Buffer] [Tiered Participation Rate Index Strategy [0%] ] TRANSFER ACCOUNT ALLOCATIONS PERCENTAGE: TRANSFER ACCOUNT [$00.00] [0%] TRANSFER ACCOUNT PERIOD: [45] Days from [the date the application is signed] VARIABLE SUB-ACCOUNT ALLOCATION PERCENTAGE: [MFS® International Growth Portfolio – Service Class] [0%] [MFS® Total Return Bond Series – Service Class] [0%] [MFS® Total Return Series – Service Class] [0%] [MFS® Value Series – Service Class] [0%] [PSF Government Money Market Portfolio – Class III] [0%] PURCHASE PAYMENT LIMITATION: No Additional Purchase Payments accepted MINIMUM ADDITIONAL PURCHASE PAYMENT: Not applicable MINIMUM ADDITIONAL PURCHASE PAYMENT UNDER AUTOMATIC PURCHASE PLANS: Not applicable WITHDRAWALS MAXIMUM FREE WITHDRAWAL PERCENTAGE: [10%] of Purchase Payments MINIMUM WITHDRAWAL AMOUNT: [$100] MINIMUM SURRENDER VALUE AFTER A PARTIAL WITHDRAWAL: [$5,000]

ANNUITY SCHEDULE PAGE (continued)

ALLOCATION OF ACCOUNT VALUE

MINIMUM VARIABLE SUB-ACCOUNT AMOUNT: [$20]

MINIMUM INDEX STRATEGY AMOUNT: [$2,000]

CHARGES

INSURANCE CHARGE (ONLY APPLICABLE TO ACCOUNT VALUE ALLOCATED TO THE VARIABLE SUB-ACCOUNT(S)):

MORTALITY AND EXPENSE RISK CHARGE:
For Purchase Payments less than [$1,000,000] the Insurance Charge is [1.15%]
For Purchase Payments of [$1,000,000] or more the Insurance Charge is reduced to [1.05%]
ADMINISTRATION CHARGE: [0.15%]

CONTINGENT DEFERRED SALES CHARGE: The Contingent Deferred Sales Charge for the Purchase Payment is a percentage of the Purchase Payment being withdrawn that is in excess of the Free Withdrawal amount. The charge decreases as the Purchase Payment ages. The aging of a Purchase Payment is measured from the date it is allocated to your Annuity. The charge percentage is shown below. The charge is deducted from the Allocation Options in the same proportion as the withdrawal upon which it is assessed.

Age of Purchase Payment Being Withdrawn						
Year 0-1	Year 1-2	Year 2-3	Year 3-4	Year 4-5	Year 5-6	Year 6 or older
7%	7%	6%	5%	4%	3%	0.00

[Medically Related Surrender Amount: [$500,000]]

Due Proof of Death Period: [1 Year]

ANNUITIZATION

LATEST AVAILABLE ANNUITY DATE: Not applicable

EARLIEST AVAILABLE ANNUITY DATE: Not applicable

MINIMUM ANNUITY PAYMENT: Not applicable

MINIMUM SURRENDER VALUE AT ANNUITIZATION: Not applicable

SEPARATE ACCOUNT(S):

VARIABLE SEPARATE ACCOUNT(S): [Pruco Life of New Jersey Flexible Premium Variable Annuity Account]

INDEX STRATEGIES SEPARATE ACCOUNT(S): [Pruco Life Insurance Company of New Jersey IndexStrategies Separate Account]

GENERAL PROVISIONS

MISSTATEMENT OF AGE OR SEX INTEREST RATE: [0.50%]

RIDERS AND ENDORSEMENTS MADE A PART OF THE ANNUITY ON THE ISSUE DATE:
[Medically Related Surrender Endorsement
Return of Purchase Payments Death Benefit Rider
Point to Point with Cap Index Strategy Endorsement
Performance Lock Index Linked Variable Annuity Endorsement
Tiered Participation Rate Index Strategy Endorsement
Beneficiary Annuity Endorsement
Beneficiary Individual Retirement Annuity Endorsement
Beneficiary Roth Individual Retirement Annuity Endorsement]

P-RILA-SCH-B-DCD(7/22)-NY 2